EXHIBIT 99.1

Exponent Reports Fourth Quarter and Fiscal Year 2025 Financial Results

MENLO PARK, Calif., Feb. 05, 2026 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the fourth quarter and fiscal year 2025 ended January 2, 2026.

“We delivered a strong finish to 2025 reflecting the strength, diversification, and resilience of our portfolio,” stated Dr. Catherine Corrigan, President and Chief Executive Officer. “Growth in proactive engagements during the fourth quarter was driven by increased demand for user research services in the consumer electronics sector and expanded risk management work within utilities. Growth in reactive engagements was led by failure analysis and dispute-related activities across a broad range of sectors, including energy, construction, transportation, and life sciences.”

“Our market drivers are stronger than ever, supported by the durable and diversified platform Exponent has built over decades across industries, scientific disciplines, and client engagements,” Dr. Corrigan continued. “As artificial intelligence and other advanced technologies become increasingly embedded in complex and performance-critical systems, rising societal expectations for safety and reliability continue to drive demand for our specialized expertise. Exponent is uniquely positioned to support clients with rigorous and independent insights across the full product lifecycle.”

Fourth Quarter Financial Results

Total revenues increased 7.8% to $147.4 million during the 13-week fourth quarter of 2025, as compared to $136.8 million during the 14-week fourth quarter of 2024. Revenues before reimbursements increased 4.5% to $129.4 million, as compared to $123.8 million in the fourth quarter of 2024.

Net income increased to $24.8 million, or $0.49 per diluted share, in the fourth quarter of 2025, as compared to $23.6 million, or $0.46 per diluted share, in the same period of 2024. The tax benefit associated with share-based awards realized during the fourth quarter of 2025 was $0.1 million as compared to $0.6 million in the fourth quarter of 2024. Inclusive of the tax benefit, Exponent's consolidated tax rate was 27.4% in the fourth quarter, as compared to 24.7% for the same period in 2024.

EBITDA1 increased to $34.7 million, or 26.8% of revenues before reimbursements, in the fourth quarter of 2025, as compared to $31.2 million, or 25.2% of revenues before reimbursements in the fourth quarter of 2024.

Fiscal Year 2025 Financial Results

Total revenues increased 4.2% to $582.0 million during the 52-week fiscal year 2025, as compared to $558.5 million during the 53-week fiscal year 2024. Revenues before reimbursements increased 3.5% to $536.8 million, compared to $518.5 million in fiscal year 2024.

Net income was $106.0 million, or $2.07 per diluted share, during fiscal year 2025, as compared to $109.0 million, or $2.11 per diluted share, in fiscal year 2024. During fiscal year 2025, we realized a negative tax impact associated with share-based awards of $0.3 million, as compared to a positive benefit of $2.8 million during fiscal year 2024. Inclusive of the tax impact, Exponent’s consolidated tax rate was 28.0% in fiscal year 2025, as compared to 26.0% in fiscal year 2024.

EBITDA1 increased to $148.1 million, or 27.6% of revenues before reimbursements, in fiscal year 2025, as compared to $147.1 million, or 28.4% of revenues before reimbursements, in fiscal year 2024.

In a separate press release today, Exponent announced an increase in its quarterly cash dividend from $0.30 to $0.31 to be paid on March 20, 2026 and reiterated its intent to continue to pay quarterly dividends.

During fiscal year 2025, Exponent paid $61.5 million in dividends, repurchased $97.8 million of common stock, and closed the year with $221.9 million in cash and cash equivalents.

Business Overview

Exponent’s engineering and other scientific segment represented 85% of the Company’s revenues before reimbursements during the 13-week fourth quarter of 2025 and 84% of revenues before reimbursements during the 52-week fiscal year 2025. Revenues before reimbursements in this segment increased 7% in the fourth quarter and increased 4% during fiscal year 2025, as compared to the prior year period. Growth during the quarter was driven by proactive services including risk management work in the utility industry as clients addressed energy infrastructure challenges stemming from rising power demand and extreme weather events, regulatory support services for medical device clients, and user research services for clients in the consumer electronics industry. Growth during the quarter was also driven by dispute-related services in the construction, energy, and transportation industries as clients rely on Exponent in critical, high-stakes situations.

Exponent’s environmental and health segment represented 15% of the Company’s revenues before reimbursements during the 13-week fourth quarter and 16% of revenues before reimbursements during the 52-week fiscal year 2025. Revenues before reimbursements in this segment decreased 5% for the fourth quarter and were approximately flat during the full year 2025, as compared to the same period in the prior year. The decline was due to one less week of activity during the fourth quarter of fiscal 2025 as compared to the fourth quarter of fiscal 2024.

Business Outlook

“We ended 2025 with strong third and fourth quarters and executed on our plan to grow headcount, which increased sequentially and was up approximately 4% for the year. Fourth quarter utilization improved on a year-over-year basis as we effectively aligned resources with market demand,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer. “As we enter 2026, we are encouraged by our market opportunities and expect accelerated year-over-year growth, reinforcing our confidence in the long-term growth trajectory of our business.”

For the first quarter of fiscal 2026 as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to grow in the high-single digits; and,
  EBITDA1 to be 27.5% to 28.5% of revenues before reimbursements.

For the full fiscal year 2026 as compared to fiscal year 2025, Exponent anticipates:

  Revenues before reimbursements to grow in the high-single digits; and,
  EBITDA1 to be 27.6% to 28.1% of revenues before reimbursements.

“Looking ahead, we remain confident in Exponent’s ability to deliver profitable growth as the pace of innovation accelerates and systems become more complex. While advanced analytics and artificial intelligence continue to enhance decision-making, the most critical and high-stakes situations—where systems fail, interact in unexpected ways, or operate at the edge of design limits—require independent scientific judgment and deep multidisciplinary expertise. Exponent’s team combines rigorous, data-driven analysis with decades of scientific and engineering experience to help clients strengthen the reliability of critical systems and deliver trusted insight when performance falls short. Supported by strong market drivers, a proven operating model, and a long track record of execution, Exponent is well positioned to create long-term value for our shareholders,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, February 5, 2026, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (844) 481-2781 or (412) 317-0672. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (855) 669-9658 or (412) 317-0088 and entering passcode 4311570.

Use of non-GAAP Financial Measures 1

EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation, and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income, and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present, and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

Exponent has provided its outlook regarding EBITDA as a percentage of revenues before reimbursements. The Company has not reconciled this non-GAAP financial measure to the corresponding GAAP financial measure because guidance for the various reconciling items is not provided and the Company is unable to estimate with reasonable certainty the effect of these items without unreasonable effort. For example, the Company is unable to estimate with reasonable certainty the impact of equity awards on Exponent’s taxes without unreasonable effort. These items are uncertain, depend on various factors, and may have a material effect on Exponent’s results computed in accordance with GAAP. A reconciliation between the historical GAAP and non-GAAP financial measures presented in this release is provided in the financial tables at the end of this release.

About Exponent

Exponent brings together 90+ technical disciplines and 950+ consultants to help our clients navigate the increasing complexity of more than a dozen industries, connecting decades of pioneering work in failure analysis to develop solutions for a safer, healthier, more sustainable world.

Exponent's consultants deliver the highest value by leveraging multidisciplinary expertise and resources from across Exponent's offices in North America, Asia, and Europe. Exponent's consultants, laboratories, databases, and computing resources work seamlessly together around the globe, enabling us to produce the breakthrough insights needed to help multinational companies, startups, law firms, insurance companies, governments, and society respond to incidents and push their products and processes forward.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. When used in this document and in the documents incorporated herein by reference, the words “intend,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in generally applicable and industry-specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended January 2, 2026 and January 3, 2025
(unaudited)
(in thousands, except per share data)

	Quarters Ended		Years Ended
	January 2,	January 3,	January 2,	January 3,
	2026	2025	2026	2025
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)

Revenues
Revenues before reimbursements	$129,382	$123,764	$536,760	$518,490
Reimbursements	18,043	13,002	45,254	40,024

Revenues	147,425	136,766	582,014	558,514

Operating expenses
Compensation and related expenses	80,891	78,264	341,994	330,011
Other operating expenses	12,636	12,505	49,458	46,196
Reimbursable expenses	18,043	13,002	45,254	40,024
General and administrative expenses	6,715	5,742	25,521	22,726

Total operating expenses	118,285	109,513	462,227	438,957

Operating income	29,140	27,253	119,787	119,557

Other income (expense), net
Interest income, net	1,937	2,585	9,307	10,001
Miscellaneous income, net	3,028	1,490	18,203	17,812
Total other income (expense), net	4,965	4,075	27,510	27,813

Income before income taxes	34,105	31,328	147,297	147,370

Income taxes	9,343	7,739	41,288	38,368

Net income	$24,762	$23,589	$106,009	$109,002

Net income per share:
Basic	$0.49	$0.46	$2.08	$2.13
Diluted	$0.49	$0.46	$2.07	$2.11

Shares used in per share computations:
Basic	50,277	51,215	50,904	51,129
Diluted	50,602	51,649	51,244	51,569

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
January 2, 2026 and January 3, 2025
(unaudited)
(in thousands)

	January 2,	January 3,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$221,930	$258,901
Accounts receivable, net	181,507	161,407
Prepaid expenses and other assets	24,143	26,573
Total current assets	427,580	446,881
Property, equipment and leasehold improvements, net	71,981	73,007
Operating lease right-of-use asset	73,376	75,248
Goodwill	8,607	8,607
Other assets	195,975	173,527
Total Assets	$777,519	$777,270

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$30,942	$22,136
Accrued payroll and employee benefits	121,302	119,285
Deferred revenues	18,868	16,369
Operating lease liability	6,890	5,393
Total current liabilities	178,002	163,183
Other liabilities	133,232	116,935
Operating lease liability	75,944	76,084
Total liabilities	387,178	356,202

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	369,747	345,689
Accumulated other comprehensive loss	(2,290)	(3,791)
Retained earnings	668,423	624,151
Treasury stock, at cost	(645,605)	(545,047)
Total stockholders' equity	390,341	421,068
	$777,519	$777,270

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended January 2, 2026 and January 3, 2025
(unaudited)
(in thousands)

	Quarter Ended		Years Ended
	January 2,	January 3,	January 2,	January 3,
	2026	2025	2026	2025
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)

Net Income	$24,762	$23,589	$106,009	$109,002

Add back (subtract):

Income taxes	9,343	7,739	41,288	38,368
Interest income, net	(1,937)	(2,585)	(9,307)	(10,001)
Depreciation and amortization	2,539	2,490	10,083	9,689

EBITDA (1)	34,707	31,233	148,073	147,058

Stock-based compensation	5,028	4,857	23,795	23,239

EBITDAS (1)	$39,735	$36,090	$171,868	$170,297

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.